ARTHUR ANDERSEN LLP LETTERHEAD



Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

April 25, 2002


Dear Sir/Madam:


We have read Item 4 included in the Form 8-K dated April 15, 2002 of Bio-Imaging Technologies, Inc. filed with the Securities and Exchange Commission on April 17, 2002, and we have read Item 4 included in the Form 8-K/A dated April 15, 2002 of Bio-Imaging Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP